                                                                     EXHIBIT 4.2


                          AMENDMENT TO RIGHTS AGREEMENT


     AMENDMENT, dated as of September 24, 2001, between ELOYALTY CORPORATION, a Delaware corporation (the "Company"), and MELLON INVESTOR SERVICES LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company (the "Rights Agent"), to the Rights Agreement, dated as of March 17, 2000, by and between the Company and the Rights Agent (the "Rights Agreement").

     WHEREAS, the Company wishes to exercise its right to amend the Rights Agreement pursuant to Section 27 thereof.

     Accordingly, the parties hereby agree as follows:

     1. Definitions. Each capitalized term defined in the Rights Agreement shall have the same meaning in this Amendment as in the Rights Agreement, unless otherwise provided herein.

     2. First Amendment. The definition of "Acquiring Person" in Section 1(a) is amended by inserting the following at the end thereof:

          Notwithstanding anything in this Section 1(a) to the contrary, none of TCV IV, L.P., TCV IV Strategic Partners, L.P., TCV III (GP), TCV III, L.P., TCV III (Q), L.P., TCV III Strategic Partners, L.P. or Jay Hoag, or their respective spouses, Associates, Affiliates, or Subsidiaries (collectively, the "TCV Persons"), either individually, collectively or in any combination, shall be deemed to be an Acquiring Person ; provided that all of the TCV Persons do not beneficially own, in the aggregate, more than 35% of the shares of Common Stock then outstanding. Notwithstanding anything in this Section 1(a) to the contrary, none of Sutter Hill Ventures, Sutter Hill Entrepreneurs Fund
          (AI), L.P., Sutter Hill Entrepreneurs Fund (QP), L.P. and Sutter Hill Associates, L.P. or Tench Coxe, or their respective spouses, Associates, Affiliates, or Subsidiaries (collectively, the "Sutter Hill Persons"), either individually, collectively or in any combination, shall be deemed to be an Acquiring Person; provided that all of the Sutter Hill Persons do not beneficially own, in the aggregate, more than 20% of the shares of Common Stock then outstanding.

     3. Second Amendment. The definition of "Common Stock" in Section 1(a) is amended by inserting the following at the end thereof:

          Whenever used herein, the phrase "Common Stock then outstanding" shall be deemed to include both then outstanding shares of Common Stock and shares of Common Stock issuable upon conversion of then outstanding shares of the Series B Preferred Stock (determined without reference to the restriction on the conversion thereof during the six months following the original issuance thereof).

     4.   Third Amendment. The definition of "Beneficial Owner" set forth in
          Section 1(d) is amended by adding the following sentence as the final sentence of Section 1(d):

          "Notwithstanding anything to the contrary contained herein, no TCV Person or Sutter Hill Person shall be deemed to be the "Beneficial Owner" of, or be deemed to "beneficially own," any shares of Common Stock solely as a result of the receipt of rights to purchase Series B Preferred Stock issued by the Company in connection with the transactions contemplated by that Share Purchase Agreement dated as of September 24, 2001 by and among the Company and the investors named in Exhibit A thereto."

     5. Fourth Amendment. Section 1 is amended by adding the following immediately after subsection (n) thereof:

          "(o) "Series B Preferred Stock" means the 7% Series B Convertible Preferred Stock, $0.01 par value per share, of the Company."

     6. Rights Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect.

     7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of Delaware applicable to contracts made and to be performed entirely within such State.

     8. Counterparts. This Amendment may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to an original, and all such counterparts shall together constitute but one and the same instrument.

     9. Descriptive Headings. Descriptive headings of the Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


eLOYALTY CORPORATION


/s/ Kelly D. Conway
-------------------
Name:  Kelly D. Conway                             ATTEST:
Title: President and Chief Executive Officer


                                                   /s/ Deidre D. Gold
                                                   ------------------
                                                   Name:   Deidre D. Gold
                                                   Title:  Vice President and
                                                           General Counsel

                                               MELLON INVESTOR SERVICES LLC
                                               (formerly ChaseMellon Shareholder
                                               Services, L.L.C.)

ATTEST:                                        /s/ Lee Tinto
                                               -------------
                                               Name:  Lee Tinto
                                               Title: Vice President
/s/ John J. Boryczki
--------------------
Name: John J. Boryczki
Title:   Assistant Vice President